Exhibit 10.22

Nicholas Landekic
President & CEO
July 19, 2011

Daniel Jorgensen, MD, MPH, MBA
225 Devonshire Lane
Madison, CT  06443

Dear Dan;

I am very pleased to offer you the position of Senior Vice President, Clinical Development & Chief Medical Officer with PolyMedix.  In this capacity you will report directly to me. Your efforts will be key to PolyMedix’s success.  We are excited to have you join our team. We feel that your mix of talents and skills will bring an added strength to our efforts.

The principle elements of your offer are as follows:

1.	Commencement Date: Your position, as a regular full-time employee, will be effective as of August 22, 2011, or other date as may be mutually agreed upon.

2.
Duties and Responsibilities: You shall perform such duties as are consistent with your position and as are assigned to you by me. You agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. In the future as PolyMedix and its organizational structure evolve, your duties and reporting relationships may change.

3.
Compensation.   You will receive an initial annual salary of $315,000 per year, paid monthly ($26,250). You will receive annual performance appraisals and will discuss annual objectives with me. You and I will develop your objectives within the first 90 days of your employment.  You will be eligible for increases in compensation based on your and the Company’s performance.

You will be eligible for a performance-based annual cash bonus of up to 50% of your annual base salary, contingent on your successful fulfillment of your assigned objectives; all bonuses for all employees are based on performance and the financial ability of the company to provide bonuses, and subject to the discretionary approval of the Chief Executive Officer and Board of Directors.

4.
Stock Options. Subject to approval by the Board of Directors, you will be granted options to acquire 500,000 shares of PolyMedix Common Stock. These stock options shall be subject to the terms and provisions of PolyMedix’s Equity Compensation Plan, and vest monthly over a three year period following their grant.

You may receive additional stock options during the time of your employment.  Future option grants will be based on your and the Company’s performance.

5.
Relocation.  To assist you with your relocation from Connecticut, PolyMedix will provide you with a sign-on bonus in the gross amount of $50,000. You will be responsible for any and all income and other taxes that may be applicable to or payable on this sign-on amount. PolyMedix can suggest a relocation company to you to help manage your relocation; however, you are not required to use the services of this company.  If you should voluntarily resign your employment with PolyMedix within 24 months from the date of your relocation, you agree to repay to PolyMedix the amount of this sign-on relocation bonus.  The repayment will be waived if your employment is involuntary terminated.  The Company reserves the right to withhold all or any portion of payments payable to you from the Company in order to satisfy full or partial repayment of this sign-on relocation bonus.

6.
Benefits.  You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to employees of the Company.  You will be eligible for these benefits on the first of the month following your hire date.  If you are not immediately eligible for medical benefits, PolyMedix will reimburse you for the cost of one month’s medical premium.

7.
Time Away From Work. PolyMedix currently recognizes twelve (12) annual paid holidays including New Year's Day, Martin Luther King Day, President's Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day following Thanksgiving Day, Christmas Day and three (3) floating days per year to be used at your discretion. In addition, beginning January 1, 2012 you are eligible for twenty (20) days of annual discretionary paid vacation. Vacation days will accrue upon commencement of employment (at a rate of 1.66 days per month).  PolyMedix reserves the right to request deferral of discretionary vacation time within the annual period to meet business demands of the Company.  You will earn an additional vacation day for each year of service up to a maximum of five additional vacation days.  PolyMedix reserves the right to change this vacation policy at any time.

8.
Termination. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time.  Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. PolyMedix will review the circumstances of the termination and at its sole discretion may determine the terms and conditions of severance.

In addition, if there is a “Change in Control” of PolyMedix, and subsequent to any such Change in Control event the Company terminates your employment other than by reason of your “disability”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options awards previously granted to you, (ii) continued cash payments equal to your base salary cash payments equal to 12 months of compensation. Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company.  You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by the Company at its discretion for any reason other than under conditions of a Change in Control or your “disability”, you will not be entitled to such payments, vesting and/or grants.  For purposes of this paragraph 8,

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days; and

  “Change of Control” shall be deemed to have occurred if (I) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (II) The consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) a liquidation or dissolution of the Company.

9.
Confidential Information.  You acknowledge and agree that confidential information,         obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). You agree to sign and abide by Confidential Disclosure, Inventorship, Guiding Principles, and Code of Professional Ethics agreements as will be required by the Company of all employees. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law.  You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

10.
Future Cooperation.  You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory,  judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11.
Withholding.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

12.
Governing Law.  The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

13.
Waiver.  This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

14.
Survival.  Notwithstanding anything contained herein to the contrary, the provisions of paragraph 9, 10, 12, 13, 15 and 16 shall survive termination of your employment with the Company and its affiliates.

15.
Entire Agreement; No Conflicts.  This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

16.
Counterparts.  This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.	This offer is contingent on satisfactory reference checks to the sole satisfaction of PolyMedix.

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.   Also attached are three very important documents; The PolyMedix Guiding Principles, The PolyMedix Code of Professional Ethics, and the Confidentiality and Inventorship Agreement.  Please sign these and return with your signed offer letter.  You may bring these with you on your first day of employment.

Dan, I am looking forward to working together with you to make PolyMedix a tremendous success.  This offer expires on July 25, 2011 unless signed and written acceptance is received by PolyMedix by the close of business on that day.

Sincerely yours,

/s/ Nicholas Landekic

Nicholas Landekic
President & C.E.O.

AGREED TO AND ACCEPTED BY:

_/s/ Daniel Jorgensen_____________                                                                                                Date: 7/23/11